Exhibit 10.2
EXECUTION VERSION

     THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AGREEMENT (AS AMENDED, THE “SUBORDINATION AGREEMENT”) DATED AS OF MARCH 7, 2007, AMONG BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, EAP OPERATING, INC., A DELAWARE CORPORATION, AS LENDER, ENCORE ENERGY PARTNERS OPERATING LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND ENCORE ENERGY PARTNERS LP, A DELAWARE LIMITED PARTNERSHIP, TO THE SENIOR OBLIGATIONS (AS DEFINED THEREIN), AS MORE PARTICULARLY DESCRIBED IN THE SUBORDINATION AGREEMENT.
SUBORDINATED CREDIT AGREEMENT
Dated as of March 7, 2007
among
ENCORE ENERGY PARTNERS OPERATING LLC,
as the Borrower,
ENCORE ENERGY PARTNERS LP,
as a Guarantor,
and
EAP OPERATING, INC.,
as the Lender

i

SCHEDULES

5.05	Litigation
5.13	Organizational Structure; Nature of Business
5.14	Environmental Matters
5.18	Gas Imbalances
5.20	Subsidiaries; Other Equity Investments
10.02	Lender’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Pledge Agreement

SUBORDINATED CREDIT AGREEMENT
     This SUBORDINATED CREDIT AGREEMENT (“Agreement”) is entered into as of March 7, 2007, among ENCORE ENERGY PARTNERS OPERATING LLC, a Delaware limited liability company (the “Borrower”), ENCORE ENERGY PARTNERS LP, a Delaware limited partnership (“Parent”), and EAP OPERATING, INC., a Delaware corporation, as the Lender (the “Lender”).
     The Borrower and Parent have requested that the Lender provide a term credit facility, and the Lender is willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” means the acquisition on the Closing Date by the Borrower of the Properties (as defined in and as contemplated by the Acquisition Agreement) pursuant to the terms and conditions of the Acquisition Agreement.
     “Acquisition Agreement” means that certain Purchase and Sale Agreement dated January 16, 2007 between Clear Fork Pipeline Company, Howell Petroleum Corporation and Kerr-McGee Oil & Gas Onshore LP, as sellers, and EAC, as purchaser.
     “Administrative Agent” means Bank of America in its capacity as the Administrative Agent under the Senior Credit Agreement, or any successor administrative agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Subordinated Credit Agreement.
     “Applicable Margin” means, on any date, (i) for a Eurodollar Rate Loan, a rate equal to 5.00% per annum, and (ii) for a Base Rate Loan, a rate equal to 3.75% per annum.
     “Asset Disposition” means the sale, assignment, transfer, exchange or other disposition by any Credit Party of (i) any Borrowing Base Property or (ii) all or substantially all of its right, title and interest in any Restricted Subsidiary owning any Borrowing Base Property, other than to another Credit Party in accordance with the terms hereof.
     “Assignment and Assumption” means an assignment and assumption entered into by the Lender and an Eligible Assignee (with the consent of any party whose consent is required by

Section 10.06(b)) in substantially the form of Exhibit D or any other form approved by the Lender.
     “Availability” means Availability as determined from time to time under the Senior Credit Agreement.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower-Related Parties” means, collectively, Parent, the Borrower, each Restricted Subsidiary of the Borrower and each Unrestricted Subsidiary of the Borrower, and “Borrower-Related Party” means any one of the foregoing.
     “Borrowing” means the borrowing on the Closing Date by the Borrower of the Loan pursuant to Section 2.01.
     “Borrowing Base” means the Borrowing Base as determined from time to time under the Senior Credit Agreement.
     “Borrowing Base Deficiency” means any Borrowing Base Deficiency as determined from time to time under the Senior Credit Agreement.
     “Borrowing Base Properties” means the Borrowing Base Properties as determined from time to time under the Senior Credit Agreement.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means the occurrence of any of the following whether voluntarily or involuntarily, including by operation of law:

     (a) the Borrower shall cease to be a wholly owned Subsidiary of Parent;
     (b) General Partner shall cease to be the sole general partner of Parent; or General Partner shall cease to be Controlled by EAC; or any “person” or “group” (for purposes of this clause (b) and the following clause (c), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than EAC, any wholly owned Subsidiary of EAC or one or more Designated EAC Stockholders, is or becomes the “beneficial owner” (for purposes of this clause (b) and the following clause (c), as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the voting stock of General Partner;
     (c) any “person” or “group”, other than one or more Designated EAC Stockholders, is or becomes the “beneficial owner”, directly or indirectly, of more than 35% of the total voting power of the voting stock of EAC; provided, however, the foregoing shall not constitute a Change of Control so long as the Designated EAC Stockholders are the beneficial owners (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate of a greater percentage of the total voting power of the voting stock of EAC than such other person or group or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of EAC (for the purposes of this clause (c), such other person or group referred to above shall be deemed to be the beneficial owner of any voting stock of a Person (the “specified person”) held by any other Person (the “parent entity”), if such other person or group is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the voting stock of such parent entity and the Designated EAC Stockholders are the beneficial owners, directly or indirectly, in the aggregate of a lesser percentage of the voting power of the voting stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity); or
     (d) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the board of directors of EAC (together with (A) any new directors whose election by such board of directors of EAC or whose nomination for election by the shareholders of EAC was approved by a vote of the majority of the directors of EAC then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (B) any representative of a Designated EAC Stockholder) cease for any reason to constitute a majority of the board of directors of EAC then in office.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means all property of any kind which, under the terms of any Loan Document, is subject to a Lien in favor of the Lender.

     “Commitment” means the Lender’s obligation to make a single Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed $120,000,000.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Adjusted EBITDA” means, for any period, Consolidated EBITDA; provided that, if, since the beginning of the four fiscal quarter period ending on the date for which Consolidated Adjusted EBITDA is determined, a Material Adjustment Event has occurred, Consolidated Adjusted EBITDA shall be calculated giving pro forma effect thereto as if the Material Adjustment Event had occurred on the first day of such period. Such pro forma effect shall be determined (a) in good faith by a Responsible Officer of General Partner (with adjustments for commodity prices, Hedge Transactions and other items as are acceptable to the Lender) and (b) without giving effect to any anticipated or proposed change in operations as a result of such Material Adjustments Event, except as may be acceptable to the Lender. As used in this definition, “Material Adjustment Event” means any of the following events having a fair market value in excess of $20,000,000 on a cumulative basis with any other of the following events occurring subsequent to the beginning of the applicable period for which Consolidated Adjusted EBITDA is being determined or the immediately preceding Material Adjustment Event occurring during such period, if any (so that none of the following shall be included more than once): (i) any acquisition of the Equity Interests of any Person that becomes a Restricted Subsidiary, (ii) any acquisition of assets by the Borrower or any of its Restricted Subsidiaries, (iii) the sale, transfer or other disposition of any assets (including Equity Interests) by the Borrower or any of its Restricted Subsidiaries, (iv) any merger and consolidation of the Borrower or any of its Restricted Subsidiaries with a Person that is not the Borrower, Parent or a Restricted Subsidiary and (v) any redesignation of a Subsidiary as either an Unrestricted Subsidiary or a Restricted Subsidiary.
     “Consolidated Current Assets” means, at any time, the sum of (a) the current assets of Parent, the Borrower and its Consolidated Restricted Subsidiaries at such time, plus (b) the Availability at such time.
     “Consolidated Current Liabilities” means, at any time, the current liabilities of Parent, the Borrower and its Consolidated Restricted Subsidiaries at such time, but excluding current maturities of Long Term Debt of Parent, the Borrower and its Consolidated Restricted Subsidiaries outstanding at such time.
     “Consolidated EBITDA” means, for any period, an amount equal to the Consolidated Net Income of Parent, the Borrower and its Consolidated Restricted Subsidiaries for such period, plus each of the following determined for Parent, the Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis for such period: (a) any provision for (or less any benefit from) income or franchise Taxes included in determining Consolidated Net Income; (b) Consolidated Net Interest Expense deducted in determining Consolidated Net Income; (c) depreciation, depletion, amortization and exploration expense deducted in determining Consolidated Net Income; (d) other non-cash charges deducted in determining Consolidated Net Income to the extent not already included in clauses (b) and (c) of this definition, and (e) any unrealized non-cash gains or losses or charges in respect of any Hedge Transactions resulting from the requirements of FAS 133 to the extent not already included in clause (d) of this definition.
     “Consolidated Funded Debt” means, the Debt of Parent, the Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis; provided, however, that such Consolidated Funded Indebtedness shall not include Debt under this Agreement and Guarantees thereof.
     “Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Consolidated Restricted Subsidiaries for such period determined in accordance with GAAP, but excluding (without duplication): (a) (i) the income of any other Person (other than the Borrower’s Consolidated Restricted Subsidiaries) in which the Borrower or any of its Consolidated Restricted Subsidiaries has an ownership interest, unless received by the Borrower or any of its Consolidated Restricted Subsidiaries in a cash dividend, cash interest payment or other cash distribution and (ii) the loss of any other Person (other than the Borrower’s Consolidated Restricted Subsidiaries) in which the Borrower or any of its Consolidated Restricted Subsidiaries has an ownership interest, except to the extent of the aggregate cash actually contributed to such Person by the Borrower or any Consolidated Restricted Subsidiaries; (b) any after-tax gains or losses attributable to asset dispositions by the Borrower or any of its Consolidated Restricted Subsidiaries, together with all related fees and expenses; (c) any after-tax (i) extraordinary or non-recurring gains or (ii) extraordinary or nonrecurring losses, together with all related fees and expenses; (d) any impairment losses on oil and natural gas properties; (e) any unrealized non-cash gains or losses or charges in respect of any Hedge Transactions resulting from the requirements of FAS 133 and (f) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.
     “Consolidated Net Interest Expense” means, for any period, the remainder of the following for Parent, the Borrower and its Consolidated Restricted Subsidiaries for such period: (a) interest expense, minus (b) interest income.
     “Consolidated Restricted Subsidiary” or “Consolidated Restricted Subsidiaries” means any Subsidiary, the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements, excluding each Unrestricted Subsidiary.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Parties” means, collectively, the Borrower, Parent and each Restricted Subsidiary of the Borrower, and “Credit Party” means any one of the foregoing.
     “Debt” means, for any Person at any time, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) capitalized lease obligations, other than usual and customary oil and gas leases, of such Person, (d) all Guarantees by such Person of items described in clauses (a) through (c) and (e) through (h) of this definition, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) any amount owed by such Person representing the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business which have not been outstanding for more than 120 days past the invoice date), other than obligations contested in good faith by appropriate proceedings, if required, and for which adequate reserves are maintained on the books of such Person in accordance with GAAP, (g) indebtedness (excluding prepaid interest thereon) of such Person secured by a Lien on any property or asset owned or being purchased by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person (the amount of such indebtedness being deemed to be the lesser of the liquidation value of such property or asset and the amount of the indebtedness so secured), (h) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (i) all liability of such Person as a general partner of a partnership for obligations of such partnership of the nature described in (a) through (h) preceding, unless such obligations are expressly non-recourse to such Person (subject to customary exceptions acceptable to the Lender).
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to a Base Rate Loan plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum.
     “Designated EAC Stockholders” means (a) I. Jon Brumley, (b) Jon S. Brumley, (c) Warburg Pincus Equity Partners L.P., (d) trusts, the sole beneficiaries and trustees of which are the individuals listed in clauses (a) and (b) above or their immediate family members, (e) corporations, partnerships and other entities (i) of which the individuals listed in clauses (a) and (b) above or their immediate family members are the beneficial owners of all capital stock and other equity or voting interests, and (ii) that are controlled by such individuals and their immediate family members, and (f) any Affiliates as of the Closing Date or successors of any of the entities listed in clauses (c) and (d) above.
     “Distribution” by any Person means (a) with respect to any stock issued by such Person or any partnership, joint venture, limited liability company, membership or other interest of such Person, the retirement, redemption, purchase, or other acquisition for value of any such stock or partnership, joint venture, limited liability company, membership or other interest, (b) the declaration or payment of any dividend or other distribution on or with respect to any stock, partnership, joint venture, limited liability company, membership or other interest of such

Person, and (c) any other payment by such Person with respect to such stock, partnership, joint venture, limited liability company, membership or other interest of such Person.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.
     “EAC” means Encore Acquisition Company, a Delaware corporation.
     “EAC Credit Party” means EAC and each Person that is a “Credit Party”, as such term is defined in the Amended and Restated Credit Agreement dated as of even date herewith among EAC, Encore Operating, L.P., Bank of America, N.A., as Administrative Agent and L/C Issuer, and the Lenders party thereto.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Environmental Complaint” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other written communication from any federal, state or municipal authority or any other party against any Borrower-Related Party involving (a) a Hazardous Discharge from, onto or about any real property owned, leased or operated at any time by any Borrower-Related Party, (b) a Hazardous Discharge caused, in whole or in part, by any Borrower-Related Party or by any Person acting on behalf of or at the instruction of any Borrower-Related Party, or (c) any violation of any Environmental Law by any Borrower-Related Party.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Substances into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Borrower-Related Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (c) exposure to any Hazardous Substance, (d) the release or threatened release of any Hazardous Substance into the environment or (e) any contract, agreement or other written consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower-Related Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower-Related Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower-Related Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower-Related Party or any ERISA Affiliate.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which its applicable Lending Office is located and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.
     “First Tier Restricted Subsidiary” has the meaning specified in the definition of the Pledge Agreement.
     “Fiscal Quarter” means each three (3) month period ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.
     “Fiscal Year” means each twelve (12) month period ending December 31 of each calendar year.
     “Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “General Partner” means Encore Energy Partners GP LLC, a Delaware limited liability company.

     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “GP Holdings” means Encore Partners GP Holdings LLC, a Delaware limited liability company.
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien) (the amount of such Debt or other obligation being deemed to be the lesser of the liquidation value of such property or asset and the amount of the Debt or other obligation so secured). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, (i) Parent, (ii) all Domestic Restricted Subsidiaries of the Borrower and (iii) to the extent no material adverse tax consequences would result, all Foreign Restricted Subsidiaries of the Borrower.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Lender, substantially in the form of Exhibit E.
     “Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Substance from or onto any real property owned, leased or operated at any time by any Borrower-Related Party or any real property owned, leased or operated by any other party.
     “Hazardous Substance” means any pollutant, toxic substance, hazardous waste, compound, element or chemical that is defined as hazardous, toxic, noxious, dangerous or infectious pursuant to any Environmental Law or which is otherwise regulated by any Environmental Law or is required to be investigated and/or remediated by or pursuant to any Environmental Law.
     “Hedge Transaction” means any commodity, interest rate, currency or other swap, option, collar, futures contract or other contract pursuant to which a Person hedges risks related to commodity prices, interest rates, currency exchange rates, securities prices or financial market conditions. Hedge Transactions expressly include Oil and Gas Hedge Transactions.
     “Hydrocarbons” means oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.
     “Immaterial Title Deficiencies” means, with respect to Borrowing Base Properties, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentage and other Liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, affect Borrowing Base Properties with a Recognized Value greater than two percent (2%) of the Recognized Value of all such Borrowing Base Properties.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 10.04(b).
     “Initial Reserve Report” means the Initial Reserve Report as defined in the Senior Credit Agreement.
     “Interest Paid In Kind” has the meaning specified in Section 2.07(c).
     “Interest Payment Date” means, (a) as to a Eurodollar Rate Loan, (i) the last day of each Interest Period applicable to such Eurodollar Rate Loan and (ii) the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by the Lender; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such

Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means, as to any Person, any acquisition or investment by such Person by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Debt of, or purchase or other acquisition of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of Section 7.08, the amount of any Restricted Investments outstanding under Section 7.08(i) shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of such Restricted Investment) reduced by the cash proceeds received upon the sale, liquidation, repayment or disposition of all or any part of any such Restricted Investments (less all costs thereof) and other cash received in respect of all or any part of any such Restricted Investments, whether as income or as a return of capital, in an aggregate amount up to but not in excess of the amount of all Restricted Investments permitted to be outstanding pursuant to Section 7.08(i). For purposes of the definition of “Unrestricted Subsidiary” and the definition of “Restricted Investment”: (x) “Investment” shall include the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (y) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Borrower.
     “IPO Effective Date” means the date of the initial issuance of limited partnership units of Parent pursuant to an underwriting of such limited partnership units under a Form S-1 registration statement under the Securities Act of 1933.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Lender may from time to time notify the Borrower.
     “Letter of Credit Fee” means any Letter of Credit Fee as determined from time to time under the Senior Credit Agreement.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Limited Recourse Equity Pledge” means the pledge of Equity Interests in any Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary pursuant to an agreement that expressly states that the pledgee shall have no recourse to the pledgor or any of its assets or revenues under any circumstance other than recourse to the Equity Interests of the Unrestricted Subsidiary that are described in such pledge.
     “Loan” has the meaning specified in Section 2.01.
     “Loan Documents” means this Agreement, the Note, the Pledge Agreement, the Mortgage, any Guaranty of the Loan under this Agreement, any other pledge, security interest, mortgage or deed of trust at any time hereafter delivered to secure the Obligations under this Agreement, as the foregoing may be amended from time to time.
     “Loan Notice” means a notice of (a) Borrowing, (b) a conversion of the Loan from one Type to the other, or (c) a continuation of a Eurodollar Rate Loan, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Long Term Debt” means Debt which matures more than one year from the date it is incurred, or which can be extended at the option of the obligor(s) to a date more than one year from the date it is incurred.
     “LP Holdings” means Encore Partners LP Holdings LLC, a Delaware limited liability company.
     “Margin Regulations” means Regulations T, U and X of the FRB, as in effect from time to time.
     “Margin Stock” means “margin stock” as defined in Regulation U of the FRB, as in effect from time to time.

     “Material Adverse Change” means any circumstance or event that has had a Material Adverse Effect.
     “Material Adverse Effect” means a material adverse effect on (a) the assets, properties, financial condition or business operations of Parent, the Borrower and the Borrower-Related Parties, taken as a whole, (b) the right or ability of any Credit Party to perform its obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document against any Credit Party (to the extent a party thereto), or (d) the rights and remedies of the Lender under the Loan Documents.
     “Material Agreement” means any material written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, which is not cancelable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty.
     “Maturity Date” means March 7, 2013.
     “Maximum Rate” shall have the meaning set forth in Section 10.09.
     “Mineral Interests” means rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interest, production payment, net profits interests, oil and gas fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communitization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Laws, which now or hereafter include all or any part of the foregoing.
     “Mortgages” means all mortgages, deeds of trust, security agreements, pledge agreements and similar documents, instruments and agreements creating, evidencing, perfecting or otherwise establishing the Liens required by Section 6.14 hereof in the Proved Mineral Interests of any Credit Party as may heretofore or may hereafter be granted or assigned to the Lender to secure payment of the Obligations or any part thereof. All Mortgages shall be in form and substance reasonably satisfactory to the Lender.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower-Related Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means the remainder of (a) the gross cash proceeds received by any Credit Party from any Asset Disposition less (b) commissions, legal, accounting and other professional fees and expenses, and other usual and customary transaction costs, including, without limitation, indemnification and other post-closing obligations and reserves related to any such Asset Disposition, in each case only to the extent paid or payable by a Credit Party in cash and related to such Asset Disposition.

     “Non-Recourse Debt” means Debt of a Subsidiary: (a) as to which neither the Borrower nor any Restricted Subsidiary (i) provides credit support of any kind, including any Guarantee, undertaking, agreement or instrument that would constitute Debt or any Lien on any of its assets or revenues, other than a Limited Recourse Equity Pledge, nor (ii) is directly or indirectly liable as a partner, guarantor or otherwise; (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Debt of the Borrower or any Restricted Subsidiary to declare a default on such Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) in the case of Debt for borrowed money, as to which the lenders of such Debt, or if represented by a trustee, such trustee, have been notified in writing that such lenders will not have any recourse to the Borrower, any Restricted Subsidiary or any assets of any of them, other than a Limited Recourse Equity Pledge.
     “Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Loan made by the Lender, substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Loan Document, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Oil and Gas Hedge Transaction” means a Hedge Transaction pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Original Senior Debt Documents” means the documents, instruments and agreements evidencing or otherwise pertaining to the Senior Debt in effect on the Closing Date.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Outstanding Amount” means on any date, the aggregate outstanding principal amount of the Loan after giving effect to any prepayments or repayments thereon occurring on or prior to such date.
     “Parent” means Encore Energy Partners LP, a Delaware limited partnership.
     “Partnership Agreement” means the Agreement of Limited Partnership of Parent, as in effect on the IPO Effective Date and from time to time thereafter.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower-Related Party or any ERISA Affiliate or to which any Borrower-Related Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Cash Equivalent Investments” means (a) readily marketable direct obligations of the United States (or investments in mutual funds or similar funds which invest solely in such obligations), (b) fully insured time deposits and certificates of deposit with maturities of one year or less of any commercial bank operating in the United States having capital and surplus in excess of $500,000,000, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest ratings categories of Standard and Poor’s Corporation or Moody’s Investors Service, and (d) deposits in money market funds investing exclusively in Investments described in the foregoing clauses (a), (b) and (c).
     “Permitted Encumbrances” means with respect to any asset:
          (a) Liens (if any) securing the Obligations;
          (b) minor defects in title which do not secure the payment of money and otherwise have no material adverse effect on the value or the operation of the subject property, and for the purposes of this Agreement, a minor defect in title shall include, but not be limited to, easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of any Credit Party that are customarily granted in the oil and gas industry;
          (c) (i) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests, or (ii) Liens on pipeline or pipeline facilities which arise out of operation of law, or (iii) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the oil and gas business, provided that, in the case of any Lien described in the foregoing clauses (i), (ii) or (iii), such Lien secures obligations that are not Debt and are not delinquent (except to the extent permitted by Section 6.07), and such Lien has no material adverse effect on the value or operation of the property encumbered thereby;
          (d) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business which are not delinquent (except to the extent permitted by Section 6.07);
          (e) Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are not required to be paid subject to satisfaction of the conditions set forth in Section 6.07;
          (f) lease burdens payable to third parties which are deducted in the calculation of discounted present value in any Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;
          (g) Liens securing Hedge Transactions, including, without limitation, pledges of cash or cash equivalents, provided, that, (i) such Hedge Transactions comply with Section 7.10 to the extent applicable, and (ii) the aggregate amount of cash or cash equivalents pledged (or the fair market value of other, non-cash collateral pledged) shall not, at any time, exceed ten percent (10%) of the Borrowing Base then in effect;
          (h) rights of first refusal, purchase options and similar rights granted pursuant to joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents that have been disclosed to the Lender in writing;
          (i) Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Debt) entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;
          (j) pre-judgment Liens and judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;
          (k) Liens resulting from the deposit of funds or evidences of Debt in trust for the purpose of defeasing Debt of Parent, the Borrower or any of its Subsidiaries to the extent any such defeasance is not prohibited by this Agreement;
          (l) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

          (m) Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements and similar agreements (i) limiting the transfer of properties and assets pending consummation of the subject transaction and (ii) in respect of earnest money deposits, good faith deposits, purchase price adjustment escrows and similar deposits and escrow arrangements made or established thereunder;
          (n) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of such Person; rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of such Person, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by such Person; and any obligation or duties affecting the property of such Person to any municipality or governmental, statutory or public authority with respect to any franchise, grant, license or permit;
          (o) Limited Recourse Equity Pledges;
          (p) Liens securing the Senior Debt;
          (q) to the extent not included in clauses (a) through (p) above, Permitted Encumbrances under and as defined in the Mortgages; and
          (r) Liens on property not securing the Obligations and not otherwise permitted by the foregoing clauses of this definition; provided that the aggregate principal or face amount of all Debt secured under this clause (r) shall not exceed $15,000,000 at any time.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower-Related Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Pledge Agreement” means a pledge agreement substantially in the form of Exhibit F attached hereto to be executed by (i) the Borrower, pursuant to which the Borrower shall pledge to the Lender all of the issued and outstanding Equity Interests directly owned by the Borrower in each existing or hereafter created or acquired (x) Domestic Restricted Subsidiary of the Borrower, and (y) to the extent no material adverse tax consequences would result, Foreign Restricted Subsidiary of the Borrower, and (ii) each existing and future Domestic Restricted Subsidiary of the Borrower (any such Restricted Subsidiary being referred to herein as a “First Tier Restricted Subsidiary”), pursuant to which such First Tier Restricted Subsidiary shall pledge to the Lender all of the issued and outstanding Equity Interests directly owned by such First Tier Restricted Subsidiary in each existing or hereafter created (x) Domestic Restricted Subsidiary of such First Tier Restricted Subsidiary and (y) to the extent no material adverse tax consequences would result, Foreign Restricted Subsidiary of such First Tier Restricted Subsidiary, in each case to secure the Obligations.

     “Proved Mineral Interests” means, collectively, Proved Producing Mineral Interests, Proved Non-producing Mineral Interests, and Proved Undeveloped Mineral Interests.
     “Proved Non-producing Mineral Interests” means all Mineral Interests which constitute proved developed non-producing reserves.
     “Proved Producing Mineral Interests” means all Mineral Interests which constitute proved developed producing reserves.
     “Proved Undeveloped Mineral Interests” means all Mineral Interests which constitute proved undeveloped reserves.
     “RCRA” means the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Recovery Act of 1976, as amended by the Solid Waste Disposal Act of 1980, and the Hazardous and Solid Waste Amendments of 1984 as amended from time to time.
     “Recognized Value” means, with respect to Mineral Interests, the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Mineral Interests as determined from time to time under the Senior Credit Agreement.
     “Redetermination Date” means any Redetermination Date under the Senior Credit Agreement.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Reserve Report” means any unsuperseded Reserve Report delivered under the Senior Credit Agreement.
     “Responsible Officer” of any Credit Party means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Credit Party (or, if such Credit Party is a limited partnership, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the general partner of such Credit Party). Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
     “Restricted Investment” means Investments in Unrestricted Subsidiaries (including any Investment in any Subsidiary at the time of its designation as an Unrestricted Subsidiary) and Investments in Persons not otherwise permitted under clauses (a) through (h) of Section 7.08, in either case who are principally engaged in the businesses specified in Section 6.02; provided that

(i) the Borrower shall comply with Section 6.14 and Section 7.15, if applicable, (ii) no Default exists or will result therefrom and (iii) no Borrowing Base Deficiency exists.
     “Restricted Payment” means, with respect to any Credit Party, (a) any Distribution by such Credit Party (other than Distributions by one Credit Party to another Credit Party, Distributions consisting of common or preferred Equity Interests of Parent, and, in the case of a Credit Party that is not a wholly owned Restricted Subsidiary of the Borrower, Distributions made by such Credit Party on a pro rata basis (or on a basis more favorable to the Borrower or to a Restricted Subsidiary) to the Persons owning Equity Interests in such Credit Party) and (b) the purchase, retirement, redemption or payment by the Borrower or any other Credit Party of any part of the principal of any Debt of such Person (other than the Obligations, Senior Debt and intercompany Debt between Credit Parties) at any time prior to the scheduled maturity of such Debt.
     “Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
     “Senior Credit Agreement” means that certain Credit Agreement dated as of even date herewith among Borrower, Parent, each lender from time to time party thereto and Bank of America, as Administrative Agent and L/C Issuer, as the same may be amended, modified, restated, extended, increased, refunded, refinanced or replaced without limitation on the principal amount thereof outstanding from time to time.
     “Senior Debt” means, collectively, (a) the Debt of the Borrower owing under the Senior Credit Agreement to the Lenders (as defined therein) without limitation on the principal amount thereof outstanding from time to time and (b) any Debt incurred in exchange for, or the net proceeds of which are applied to extend, increase, refund, refinance, repurchase, retire or replace the Debt described in the foregoing clause (a).
     “Solvent” means, with respect to any Person on a particular date, the condition that, on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, and (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.
     “Subordination Agreement” means that certain Intercreditor Agreement dated as of even date herewith among the Lender, the Administrative Agent, Borrower and the Parent.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.

     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Type” means, with respect to the Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unrestricted Subsidiary” means (i) any Subsidiary that has been designated as an Unrestricted Subsidiary by the Borrower in accordance with Section 7.15, and (ii) each Subsidiary of any such Unrestricted Subsidiary.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements of EAC for the Fiscal Year ended December 31, 2005, except as disclosed in the Forms 10-Q of EAC for the first three Fiscal Quarters of 2006 or as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06 Reserved.
     1.07 Petroleum Terms. As used herein, the terms “proved reserves,” “proved developed reserves,” “proved developed producing reserves,” “proved developed non-producing reserves,” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.
ARTICLE II.
THE COMMITMENT AND LOAN
     2.01 The Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a loan (the “Loan”) to the Borrower in a single advance on the Closing Date in the principal amount requested by the Borrower not exceeding the Commitment. No portion of the

Loan that has been repaid or prepaid may be reborrowed. The Loan may be a Base Rate Loan or a Eurodollar Rate Loan, as further provided herein.
     2.02 Borrowing, Conversions and Continuations of the Loan.
     (a) The Borrowing, each conversion of the Loan from one Type to the other, and each continuation of a Eurodollar Rate Loan shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of a Eurodollar Rate Loan or of any conversion of a Eurodollar Rate Loan to a Base Rate Loan, and (ii) on the requested date of any Borrowing of a Base Rate Loan; provided, however, that if the Borrower wishes to request a Eurodollar Rate Loan having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Lender not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Lender shall determine whether the requested Interest Period is acceptable to the Lender. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Lender shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by the Lender. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of a Eurodollar Rate Loan shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each conversion to a Base Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of the Loan from one Type to the other, or a continuation of a Eurodollar Rate Loan, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loan to be borrowed, converted or continued, (iv) the Type of Loan to be borrowed or to which the Loan is to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Loan shall be made as, or converted to, a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loan. If the Borrower requests a Borrowing of, conversion to, or continuation of a Eurodollar Rate Loan in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Upon satisfaction of the applicable conditions set forth in Section 4.01, the Lender shall make the Loan available to the Borrower by effecting a wire transfer of such amount to an account designated by the Borrower to the Lender.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, the Loan may not be converted to or continued as a Eurodollar Rate Loan without the consent of the Lender.

     (d) The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for a Eurodollar Rate Loan upon determination of such interest rate. At any time that a Base Rate Loan is outstanding, the Lender shall notify the Borrower of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     2.03 Reserved.
     2.04 Prepayments.
     (a) Subject to the terms of the Subordination Agreement, the Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of a Eurodollar Rate Loan and (B) on the date of prepayment of a Base Rate Loan; (ii) any prepayment of a Eurodollar Rate Loan shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of a Base Rate Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type of Loan to be prepaid and, if a Eurodollar Rate Loan is to be prepaid, the Interest Period of such Eurodollar Rate Loan. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
     (b) Reserved.
     (c) Reserved.
     (d) Reserved.
     2.05 Termination of Commitment. The Commitment of the Lender shall be automatically and permanently reduced to zero on the Closing Date immediately after the funding of the Loan.
     2.06 Repayment of the Loan. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of the Loan outstanding on such date.
     2.07 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

     (b) (i) If any amount of principal of the Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of the Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the election of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the election of the Lender, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on the Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that, any amount of accrued interest that is not paid in cash on an Interest Payment Date other than the Maturity Date (any such amount, “Interest Paid In Kind”) shall be deferred as to payment and the principal amount of the Loan shall be automatically increased on such Interest Payment Date by the amount of such Interest Paid In Kind. For the avoidance of doubt, with respect to any accrued unpaid interest on the Loan that is added to the principal amount of the Loan as Interest Paid In Kind in accordance with the preceding sentence, the Borrower shall not be deemed to have defaulted in the payment of such accrued unpaid interest. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.08 Reserved.
     2.09 Computation of Interest and Fees. All computations of interest for a Base Rate Loan when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.10 Evidence of Debt. The Loan shall be evidenced by accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be prima facie evidence of the amount of the Loan made by the Lender to the

Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note, which shall evidence the Loan in addition to such accounts or records. The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the Loan, payments with respect thereto and amounts of Interest Paid In Kind.
     2.11 Payments Generally.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) Reserved.
     (c) Reserved.
     (d) Reserved.
     (e) Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.
     2.12 Reserved.
     2.13 Reserved.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Lender, within 30 days after demand therefor, which demand shall contain an invoice itemizing in reasonable detail the Taxes, Other Taxes and liability that is subject to the Borrower’s indemnification according to this Section 3.01 for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
     (d) Evidence of Payments. Within 30 days after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
     (e) Reserved.
     (f) Treatment of Certain Refunds. If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue a Eurodollar Rate Loan or to convert a Base Rate Loan to a

Eurodollar Rate Loan shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay (subject to the provisions of the Subordination Agreement) or convert a Eurodollar Rate Loan of the Lender to a Base Rate Loan, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loan to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loan. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Lender determines that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, the Lender may promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain a Eurodollar Rate Loan shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have converted such request into a request for a Borrowing of a Base Rate Loan in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender’s source of funds (except any reserve requirement contemplated by Section 3.04(e));
     (ii) subject the Lender’s source of funds to any tax of any kind whatsoever or with respect to any loans made by it, or change the basis of taxation of payments to the Lender’s source of funds in respect thereof; or
     (iii) impose on the Lender’s source of funds or the London interbank market any other condition, cost or expense affecting loans made by the Lender’s source of funds;
and the result of any of the foregoing shall be to increase the cost of funds to the Lender for making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), then, upon delivery by the Lender of a certificate complying with Section 3.04(c), the Borrower will, pursuant to Section 3.04(c), pay to the Lender from time to time such additional amount or amounts as will compensate the Lender for such additional costs incurred.
     (b) Capital Requirements. If the Lender determines that any Change in Law regarding capital requirements affecting the Lender’s source of funds has or would have the effect of reducing the rate of return on the Lender’s source of funds to a level below that which the Lender’s source of funds could have achieved but for such Change in Law, and the result of the change regarding capital requirements is to increase the cost of funds to the Lender for making or maintaining any Eurodollar Rate Loan, then the Borrower will pay to the Lender from time to time such additional amount or amounts as will, pursuant to Section 3.04(c), compensate the Lender for such increased cost.
     (c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender for the increased cost as specified in subsection (a), (b) or (e) of this Section, and containing an explanation in reasonable detail of the manner in which such amount or amounts were determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the provisions of this Section 3.04 for any increased costs incurred more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs and the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. If the Lender’s source of funds is required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), and the result of such requirement is to increase the cost of funds to the Lender for making or maintaining any Eurodollar Loan, the Borrower shall pay to the Lender from time to time such amounts as will, pursuant to Section 3.04(c), compensate the Lender for such increased costs.
     3.05 Compensation for Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
     (b) any failure by the Borrower (for a reason other than the failure of the Lender to make the Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Reserved.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO THE LOAN
     4.01 Conditions to the Loan. The obligation of the Lender to make the Loan hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Lender’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:
     (i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Lender and the Borrower;
     (ii) a Note executed by the Borrower in favor of the Lender;
     (iii) the Pledge Agreement duly executed and delivered by the Borrower and each First Tier Restricted Subsidiary, together with (A) to the extent the Equity Interests pledged pursuant to the Pledge Agreement are certificated, all certificates (or other evidence acceptable to the Lender) evidencing such Equity Interests, which certificates shall be duly endorsed or accompanied by appropriate stock powers (as applicable) executed in blank, and (B) such other agreements and writings as may be reasonably requested by the Lender, including, without limitation, UCC financing statements, in form and substance reasonably satisfactory to the Lender; and
     (iv) Mortgages covering Proved Mineral Interests that have a Recognized Value of not less than the 80% of the Recognized Value of all Proved Mineral Interests owned by the Credit Parties on the Closing Date and included in the Borrowing Base in effect on the Closing Date, duly executed and delivered by the applicable Credit Parties, together with such other assignments, conveyances, agreements and other writings as may be reasonably requested by the Lender, including, without limitation, UCC financing statements and/or amendments to financing statements, in form and substance reasonably satisfactory to the Lender.

     (b) The transactions contemplated by this Agreement shall be permitted by applicable Law and regulation and shall not subject the Lender or any Borrower-Related Party to any Material Adverse Change.
     (c) No litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity or enforceability of the Acquisition Agreement, this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.
     (d) Any fees required to be paid on or before the Closing Date shall have been paid.
     (e) Unless waived by the Lender, the Borrower shall have paid all fees, charges and disbursements of counsel to the Lender required to be paid by the Borrower hereunder to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).
     (f) The Acquisition shall have been consummated in accordance in all material respects with the terms of the Acquisition Agreement and applicable law.
     (g) The Borrower shall have received a capital contribution by Parent of $100,000,000 in cash (the proceeds of which capital contribution were originally contributed by EAC to LP Holdings and GP Holdings).
     (h) The Senior Credit Agreement shall have been executed and declared effective by the Administrative Agent thereunder, the Administrative Agent thereunder shall have received the documents required to be delivered under Section 4.01(a)(v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) thereunder, and the Lender shall have received a true and correct copy of the Original Senior Debt Documents.
     (i) No provision of the Acquisition Agreement or any material related agreements shall have been altered, waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower or the Lender, except with the prior consent of the Lender.
     (j) The representations and warranties of the Borrower and each other Borrower-Related Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of the Borrowing.
     (k) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
     (l) The Lender shall have received a Loan Notice in accordance with the requirements hereof.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower and Parent jointly and severally represent and warrant to the Lender that each of the following statements is true and correct on the date hereof, and will be true and correct in all material respects on the occasion of the Borrowing:
     5.01 Existence and Power of Each Borrower-Related Party. Each Borrower-Related Party (a) is a corporation, limited liability company or partnership duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization (as applicable), (b) has all corporate, limited liability company or partnership power (as applicable) and all governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (c) is duly qualified to transact business as a foreign corporation, foreign limited liability company or foreign partnership (as applicable) in each jurisdiction where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Change.
     5.02 Credit Party and Governmental Authorization; Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents by each Credit Party (to the extent each Credit Party is a party to this Agreement and such Loan Documents) are within such Credit Party’s corporate, partnership or limited liability company powers (as applicable), when executed will be duly authorized by all necessary corporate, partnership, or limited liability company action (as applicable), require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable Law (including, without limitation, the Margin Regulations) or of the partnership agreement, the articles or certificate of incorporation, bylaws, regulations or comparable charter or organizational documents of such Credit Party or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon any Credit Party or result in the creation or imposition of any Lien on any asset of any Credit Party other than the Liens securing the Obligations.
     5.03 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and Parent; the other Loan Documents when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Credit Party executing the same; and each Loan Document is, or when executed and delivered, will be, enforceable against each Credit Party which executes the same in accordance with its terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.
     5.04 Solvency
     After giving effect to the transactions contemplated by this Agreement, (i) Parent, the Borrower and its Subsidiaries, taken as a whole, and each Credit Party is Solvent, (ii) no Credit Party intends to, and no Credit Party believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (iii) no Credit Party is engaged in a business or transaction, and no Credit Party is about to engage in business or a transaction, for which such Credit Party’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Credit Party is engaged.
     5.05 Litigation. Except for matters disclosed on Schedule 5.05, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower or Parent, threatened against or affecting any Borrower-Related Party before any Governmental Authority in which there is a reasonable possibility of an adverse decision which would reasonably be expected to result in a Material Adverse Change or which could in any manner draw into question the validity of the Loan Documents.
     5.06 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except such noncompliance as could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code is qualified in form and operation under such section and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Any Borrower-Related Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur, except that, with respect to an ERISA Event that arises in connection with the acquisition of a business by a Borrower-Related Party or an ERISA Affiliate and relates to a plan maintained by such acquired business, no such ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect; (ii) no Pension Plan has Unfunded Pension Liability in excess of $3,000,000; (iii) neither any Borrower-Related Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Borrower-Related Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Borrower-Related Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     5.07 Taxes and Filing of Tax Returns. Except to the extent being contested by appropriate proceedings in accordance with Section 6.07 hereof, each Borrower-Related Party has filed all tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by such party, to the extent the same have become due and payable. Neither the Borrower nor Parent knows of any proposed Tax assessment against any Borrower-Related Party that would, if made, have a Material Adverse Effect, and all Tax liabilities of each Borrower-Related Party are adequately provided for.
     5.08 Ownership of Properties Generally. Each Credit Party has good and defensible title to all material properties and assets purported to be owned by it and all material assets which are necessary in the operation of their respective businesses, and none of such properties or assets is subject to any Lien other than Permitted Encumbrances and Immaterial Title Deficiencies.
     5.09 Mineral Interests. Except to the extent disposed of since the date of the most recently delivered Reserve Report, each Credit Party has good and defensible title to all of its Borrowing Base Properties evaluated in such Reserve Report, free and clear of all Liens except Permitted Encumbrances and Immaterial Title Deficiencies. Subject only to Immaterial Title Deficiencies and Permitted Encumbrances, all Borrowing Base Properties are valid, subsisting, and in full force and effect, and all material rentals, royalties, and other amounts due and payable in respect thereof have been duly paid, except for delay rentals with respect to which the applicable Credit Party has determined in good faith that payment and discharge thereof is not in such Credit Party’s best interest. Without regard to any consent or non-consent provisions of any joint operating agreement covering any Proved Mineral Interests of any Credit Party, but subject to Immaterial Title Deficiencies and Permitted Encumbrances, each Credit Party’s share of (a) the costs for each of its Borrowing Base Properties evaluated in the most recently delivered Reserve Report (except to the extent disposed of since the date of such Reserve Report) is not greater than the decimal fraction set forth in such Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms, and (b) production from, allocated to, or attributed to each of its Borrowing Base Properties evaluated in the most recently delivered Reserve Report (except to the extent disposed of since the date of such Reserve Report) is not less than the decimal fraction set forth in such Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. Each well drilled in respect of each Borrowing Base Property evaluated in the most recently delivered Reserve Report (except to the extent disposed of since the date of such Reserve Report) which is categorized as proved developed producing reserves and described in such Reserve Report (i) is capable of, and, with the exception of wells which are presently not producing Hydrocarbons pending the completion of workovers and repairs to such wells, is presently, producing Hydrocarbons in commercially profitable quantities, and each Credit Party is receiving payments for its share of production, and no material amount of funds in respect of any thereof are held in suspense, and (ii) has been drilled, bottomed, completed, and operated in compliance with all applicable Laws in all material respects and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production. The breach of any representation or warranty set forth in Section 5.08 (as it relates to Borrowing Base Properties) or this Section 5.09 shall not automatically cause an Event of Default under Section 8.01(e) hereof. Instead, such breach shall cause an Event of Default if and when such breach results in an Event of Default under the

Senior Credit Agreement and the Borrower’s Obligations under the Senior Credit Agreement are accelerated and such acceleration is not rescinded.
     5.10 Licenses, Permits, Etc. Each Borrower-Related Party possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to carry on its business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item would not reasonably be expected to result in a Material Adverse Change.
     5.11 Compliance with Law. The business and operations of the Borrower-Related Parties have been and are being conducted in accordance with all applicable Laws other than violations of Laws which would not reasonably be expected to (either individually or collectively) result in a Material Adverse Change.
     5.12 Full Disclosure. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Borrower-Related Party to the Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided, that with respect to the estimates, projections and pro forma financial information contained in the materials referenced above, the Borrower only represents that they are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Borrower-Related Party (other than the future impact of generally known industry-wide risks normally associated with the type of business conducted by the Borrower and its Subsidiaries) that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.
     5.13 Organizational Structure; Nature of Business. The Borrower-Related Parties are engaged principally in the business of acquiring, exploring, developing, operating and disposing of Mineral Interests and the production, marketing, processing, gathering , storage and transporting of Hydrocarbons therefrom. Schedule 5.13 hereto accurately reflects, as of the date hereof, (a) the jurisdiction of incorporation or organization of each Borrower-Related Party, (b) each jurisdiction in which each Borrower-Related Party is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (c) the authorized, issued and outstanding Equity Interests of each Borrower-Related Party other than the Borrower (and the record, and to the knowledge of the Borrower and Parent, beneficial owners of such Equity Interests), and (d) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase Equity Interests of each Borrower-Related Party.

     5.14 Environmental Matters. Except for matters disclosed on Schedule 5.14 hereto, no operation conducted by any Borrower-Related Party and no real or personal property now or previously owned or leased by any Borrower-Related Party (including, without limitation, any Credit Party’s Mineral Interests) and no operations conducted thereon, and to the Borrower’s or Parent’s knowledge, no operations of any prior owner, lessee or operator of any such properties, is in violation of any Environmental Law other than violations which neither individually nor in the aggregate would reasonably be expected to result in a Material Adverse Change. Except for matters disclosed on Schedule 5.14 hereto, no Borrower-Related Party, nor any such property or operation is the subject of any existing, pending or, to the Borrower’s or Parent’s knowledge, threatened Environmental Complaint which would reasonably be expected to, individually or in the aggregate, result in Material Adverse Change. All notices, permits, licenses, and similar authorizations required to be obtained or filed in connection with the ownership of each tract of real property or operations of any Borrower-Related Party thereon and each item of personal property owned, leased or operated by any Borrower-Related Party including, without limitation, notices, licenses, permits and authorizations required in connection with any past or present treatment, storage, disposal, or release of Hazardous Substances into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, licenses, permits and authorizations would not reasonably be expected to result in a Material Adverse Change. All Hazardous Substances generated at each tract of real property and by each item of personal property owned, leased or operated by any Borrower-Related Party have been transported, treated, and disposed of only by carriers or facilities maintaining valid permits under RCRA and all other Environmental Laws for the conduct of such activities, except in such cases where the failure to obtain such permits would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change. Except for matters disclosed on Schedule 5.14 hereto, there have been no Hazardous Discharges which were not in compliance with Environmental Laws other than Hazardous Discharges which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change. Except for matters disclosed on Schedule 5.14 hereto, no Borrower-Related Party has any known contingent liability in connection with any Hazardous Discharge which would reasonably be expected to result in a Material Adverse Change.
     5.15 Fiscal Year. The Borrower’s Fiscal Year is January 1 through December 31.
     5.16 No Default. Neither a Default nor an Event of Default has occurred or will exist after giving effect to the transactions contemplated by this Agreement or the other Loan Documents.
     5.17 Government Regulation. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act (as any of the preceding acts have been amended), the Investment Company Act of 1940 or any other Law which regulates the incurring by such Credit Party of Debt, including, but not limited to Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.
     5.18 Gas Balancing Agreements and Advance Payment Contracts. Except as set forth on Schedule 5.18, on the date of this Agreement, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to any of the Borrower’s and its Restricted Subsidiaries’ Mineral Interests which would require the Borrower or any of its Restricted

Subsidiaries to deliver, in the aggregate, five percent (5%) or more of the monthly production of Hydrocarbons produced from such Mineral Interests at some future time without then or thereafter receiving full payment therefor.
     5.19 Insurance. The properties of each Borrower-Related Party are insured with financially sound and reputable insurance companies not Affiliates of such Borrower-Related Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower-Related Party operates.
     5.20 Subsidiaries; Equity Interests.
     (a) As of the date of this Agreement, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.20, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Borrower-Related Party in the amounts specified in Part (a) of Schedule 5.20 free and clear of all Liens (except as security for the Borrower’s Obligations under the Senior Credit Agreement and the Obligations). As of the date of this Agreement, all of the Borrower’s Subsidiaries are Restricted Subsidiaries.
     (b) As of the date of this Agreement, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.20. All of the outstanding Equity Interests in the Borrower have been validly issued, and are fully paid and nonassessable.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     The Borrower and Parent jointly and severally covenant and agree that, so long as there remains an Outstanding Amount:
     6.01 Information. The Borrower and Parent will deliver, or cause to be delivered, to the Lender:
     (a) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2007, a consolidated and consolidating balance sheet of Parent as of the end of such Fiscal Year and the related consolidated and consolidating statements of income and statements of cash flow for such Fiscal Year, setting forth in each case (as applicable), beginning with the financial statements for the Fiscal Year ending December 31, 2008, in comparative form the figures for the previous Fiscal Year, all reported by Parent in accordance with GAAP and audited by Ernst & Young or another firm of independent public accountants of nationally recognized standing and reasonably acceptable to the Lender (it being understood that, to the extent the foregoing financial statements are contained in Parent’s Annual Report on Form 10-K, Parent may satisfy the foregoing requirement by delivering copies of its Annual Report on Form 10-K);
     (b) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, beginning with the Fiscal Quarter ending March 31, 2007, unaudited consolidated and consolidating balance sheets of Parent as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and statements of cash flow for such quarter and for the portion of Parent’s Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case (as applicable), beginning with the quarterly financial statements for the Fiscal Quarter ending March 31, 2008, in comparative form the figures for the corresponding quarter of Parent’s previous Fiscal Year and the corresponding portion of Parent’s previous Fiscal Year (it being understood that, to the extent the foregoing financial statements are contained in Parent’s Quarterly Report on Form 10-Q, Parent may satisfy the foregoing requirement by delivering copies of its Quarterly Report on Form 10-Q);
     (c) simultaneously with the delivery of each set of financial statements referred to in Section 6.01(a) and Section 6.01(b), a Compliance Certificate of Parent, (i) setting forth in reasonable detail the calculations required to establish whether Parent was in compliance with the requirements of Section 7.13 on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrower and/or Parent are taking or propose to take with respect thereto, (iii) stating whether or not such financial statements fairly reflect in all material respects the results of operations and financial condition of the Borrower-Related Parties as of the date of such financial statements and for the period covered thereby, (iv) setting forth (A) whether as of the date of such certificate, on a net basis there are any gas imbalances, take or pay or other prepayments with respect to any of the Borrower’s and its Restricted Subsidiaries’ Mineral Interests which would require the Borrower or any of its Restricted Subsidiaries to deliver, in the aggregate, five percent (5%) or more of the monthly production of Hydrocarbons produced from such Mineral Interests at some future time without then or thereafter receiving full payment therefor and, if so, setting forth the amount thereof and (v) a summary of the Hedge Transactions to which each Credit Party is a party on the date of such certificate;
     (d) promptly upon the mailing thereof to the stockholders of Parent generally, copies of all financial statements, material reports and proxy statements so mailed;
     (e) promptly upon the filing thereof, copies of all final registration statements, post-effective amendments thereto and annual, quarterly or special reports which any Borrower-Related Party shall have filed with the Securities and Exchange Commission; provided, that the Borrower and Parent must deliver, or cause to be delivered, any annual reports which any Borrower-Related Party shall have filed with the Securities and Exchange Commission within ninety (90) days after the end of each Fiscal Year of such Borrower-Related Party, and any quarterly reports which any Borrower-Related Party shall have filed with the Securities and Exchange Commission within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of such Borrower-Related Party;
     (f) promptly upon receipt of same, any notice or other information received by any Borrower-Related Party indicating (i) any potential, actual or alleged non-compliance with or violation of the requirements of any Environmental Law which could reasonably be expected to result in liability to any Borrower-Related Party for fines, clean up or any other remediation obligations or any other liability in excess of $2,500,000 in the aggregate; (ii) any potential, actual, alleged or threatened Hazardous Discharge, which Hazardous Discharge would impose on any Borrower-Related Party a duty to report to a Governmental Authority or to pay cleanup costs or to take remedial action under any Environmental Law which could reasonably be expected to result in liability to any Borrower-Related Party for fines, clean up and other remediation obligations or any other liability in excess of $2,500,000 in the aggregate; or (iii) the existence of any Lien arising under any Environmental Law securing any obligation to pay fines, clean up or other remediation costs or any other liability in excess of $2,500,000 in the aggregate. Without limiting the foregoing, the Borrower and Parent shall provide, and cause each other Borrower-Related Party to provide, to the Lender promptly upon receipt of same by any Borrower-Related Party copies of all reports of environmental consultants or engineers received by any Borrower-Related Party which would render the representations and warranties contained in Section 5.14 untrue or inaccurate in any material respect;
     (g) in the event any notification is provided to the Lender pursuant to Section 6.01(f) hereof or the Lender otherwise learns of any event or condition under which any such notice would be required, then, upon request of the Lender, the Borrower and Parent shall, as soon as practicable after such request, cause to be furnished to the Lender a report by an environmental consulting firm reasonably acceptable to the Lender, stating that a review of such event, condition or circumstance has been undertaken (the scope of which shall be reasonably acceptable to the Lender) and detailing the findings, conclusions and recommendations of such consultant. The Borrower and Parent shall bear all expenses and costs associated with such review and updates thereof;
     (h) promptly upon any Responsible Officer of any Credit Party becoming aware of (i) the occurrence of any Default, or (ii) the breach of any material representation or warranty set forth herein or in any other Loan Document, a certificate of an Responsible Officer of the Borrower or Parent setting forth the details thereof and (as applicable) the action which the Borrower and/or Parent are taking or propose to take with respect thereto;
     (i) no later than February 28 and August 31 of each year, reports of production, volumes, revenue, expenses and product prices for all Mineral Interests owned by any Credit Party for the periods of six (6) months ending the preceding December 31 and June 30, respectively. Such reports shall be prepared on an accrual basis and shall be reported on an accounting key code basis;
     (j) prompt notices of any Material Adverse Change affecting any Borrower-Related Party and of any matter that could reasonably be expected to cause a Material Adverse Change;
     (k) prompt notices of any material change in accounting policies or financial reporting practices by any Borrower-Related Party; and
     (l) from time to time such additional information regarding the financial position or business of any Borrower-Related Party as the Lender may reasonably request.
     6.02 Business of the Borrower-Related Parties. The principal business of the Borrower-Related Parties shall continue to be the acquisition, exploration, development,

operation and disposition of Mineral Interests and the production, marketing, processing, gathering, storage and transportation of Hydrocarbons therefrom.
     6.03 Maintenance of Existence. Each of the Borrower and Parent shall at all times (a) maintain its corporate, partnership or limited liability company existence in its state of incorporation or organization, and (b) maintain, and cause each other Borrower-Related Party to maintain, its good standing and qualification to transact business in all jurisdictions where the failure to maintain such good standing or qualification to transact business could reasonably be expected to result in a Material Adverse Change.
     6.04 Title Data The Borrower and Parent shall, upon request of the Lender, and in addition to the title information required to be delivered pursuant to Section 6.15, cause to be delivered to the Lender such title opinions and other information regarding title to Mineral Interests owned by any Credit Party that are included in the Borrowing Base to allow the Lender to complete a review of title to such Mineral Interests so that, after giving effect to such review, the Lender (or its counsel) shall have completed a review of title to Borrowing Base Properties representing not less than 75% of the Recognized Value of all Borrowing Base Properties at such time.
     6.05 Books and Records; Right of Inspection.
     (a) The Borrower and Parent will, and will cause each other Borrower-Related Party to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower-Related Party.
     (b) The Borrower and Parent will permit, and will cause each other Borrower-Related Party to permit, any officer, employee or agent of the Lender, at their own risk, to visit and inspect any of the assets of any Borrower-Related Party, examine each Borrower-Related Party’s books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of each Borrower-Related Party with such Borrower-Related Party’s officers, accountants and auditors, all at such reasonable times and as often as the Lender may reasonably request, all at the expense of the Borrower; provided however, that with respect to discussions with Parent’s independent accountants, Parent shall be given the opportunity to have a representative present during such discussions.
     6.06 Maintenance of Insurance. The Borrower and Parent will, and will cause each other Borrower-Related Party to, at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated. To the extent permitted by the Subordination Agreement, all loss payable clauses or provisions in all policies of insurance maintained by the Credit Parties pursuant to this Section 6.06 insuring Collateral shall, if requested by the Lender, be endorsed in favor of and made payable to the Lender.
     6.07 Payment of Taxes and Claims. The Borrower and Parent will, and will cause each other Borrower-Related Party to, pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon, and (b) all claims in excess of $3,000,000 (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by Law have or might become a Lien (other than a Permitted Encumbrance) on any of its assets; provided, however, no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of any Borrower-Related Party is subject to any pending levy or execution, and
     (ii) the Borrower-Related Parties, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto.
     6.08 Compliance with Laws and Documents. The Borrower and Parent will, and will cause each other Borrower-Related Party to, comply with all Laws, their respective partnership agreements, regulations, certificates of limited partnership, articles of organization, certificates (or articles) of incorporation, bylaws, and similar organizational documents, and all Material Agreements to which any Borrower-Related Party is a party, unless a violation thereof, alone or when combined with all other such violations, could not reasonably be expected to result in a Material Adverse Change.
     6.09 Operation of Properties and Equipment.
     (a) The Borrower and Parent will, and will cause each other Credit Party to, maintain, develop and operate (or cause the operator to maintain and operate to the extent any such Credit Party is not the operator) its Mineral Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Mineral Interests so long as such Mineral Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Change.
     (b) The Borrower and Parent will, and will cause each other Credit Party to, comply with all contracts and agreements applicable to or relating to its Mineral Interests or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
     (c) The Borrower and Parent will, and will cause each other Credit Party to, at all times maintain, preserve and keep all operating equipment material to the conduct of its business in proper repair, working order and condition, ordinary wear and tear excepted, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained; provided, that, no item of operating equipment need be so repaired, renewed, replaced, added to or improved if the Borrower or Parent, as applicable, shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Credit Party.
     6.10 Environmental Law Compliance. The Borrower and Parent will, and will cause each other Borrower-Related Party to, comply with all Environmental Laws (including, without limitation, (a) all licensing, permitting, notification and similar requirements of Environmental Laws, and (b) all provisions of all Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Substances) a violation of which would result in a Material Adverse Change. The Borrower and Parent will, and will cause each other Borrower-Related Party to, promptly pay and discharge when due all legal debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Environmental Laws, except to the extent the failure to so pay and discharge such items would not reasonably be expected to have a Material Adverse Effect; provided, however, no payment of such debts, claims, liabilities and obligations shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate proceedings and no material part of the property or assets of any Borrower-Related Party is subject to any pending levy or execution, and (ii) the Borrower-Related Parties, as and to the extent required in accordance with GAAP, shall have set aside on their books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto.
     6.11 ERISA Reporting Requirements. The Borrower and Parent shall furnish, or cause to be furnished, to the Lender:
     (a) promptly, and in any event (i) within thirty (30) days after any Borrower-Related Party or any ERISA Affiliate knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event or any event described in Section 4063(a) of ERISA with respect to any Plan of any Borrower-Related Party or any ERISA Affiliate has occurred, and (ii) within fifteen (15) days after any Borrower-Related Party or any ERISA Affiliate knows or has reason to know that any other ERISA Event with respect to any Plan of any Borrower-Related Party or any ERISA Affiliate has occurred or a request for minimum funding waiver under Section 412 of the Code with respect to any Plan of any Borrower-Related Party or any ERISA Affiliate has been made, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of event that is given to the PBGC;
     (b) promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower-Related Party or any ERISA Affiliate from the PBGC, copies of each notice received by any Borrower-Related Party or any ERISA Affiliate of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (c) promptly, and in any event within thirty (30) days after the receipt by any Borrower-Related Party of a request therefor by the Lender, copies of any annual and other report (including Schedule B thereto) with respect to a Plan filed by any Borrower-Related Party or any ERISA Affiliate with the United States Department of Labor, the Internal Revenue Service or the PBGC;
     (d) promptly, and in any event within ten (10) Business Days after receipt thereof, a copy of any correspondence any Borrower-Related Party or any ERISA Affiliate receives from the Plan Sponsor (as defined in Section 4001(a)(10) of ERISA) of any Plan asserting withdrawal liability pursuant to Section 4219 or 4202 of ERISA upon any Borrower-Related Party or any ERISA Affiliate, and a statement from the chief financial officer of such Borrower-Related Party or such ERISA Affiliate setting forth details as to the events giving rise to such withdrawal liability and the action which such Borrower-Related Party or such ERISA Affiliate is taking or proposes to take with respect thereto; and
     (e) notification within five (5) Business Days after any Borrower-Related Party or any ERISA Affiliate knows or has reason to know that any such Borrower-Related Party or any such ERISA Affiliate has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA and a copy of such notice.
     6.12 Additional Documents. The Borrower and Parent will, and will cause each other Credit Party (to the extent each is party thereto) to, cure promptly any defects in the creation and issuance of any Note, and the execution and delivery of this Agreement and the other Loan Documents and, at the Borrower’s and Parent’s expense, the Borrower and Parent shall promptly and duly execute and deliver to the Lender, and cause each other Credit Party to promptly and duly execute and deliver to the Lender, upon reasonable request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Credit Parties in this Agreement and the other Loan Documents as may be reasonably necessary or appropriate in connection therewith.
     6.13 Environmental Review. In connection with any acquisition by any Borrower-Related Party, if such acquisition or a series of related acquisitions involves assets valued at greater than an amount equal to 5% of the then-current Borrowing Base, other than (a) undeveloped Mineral Interests, or (b) an acquisition of additional interests in assets in which any Borrower-Related Party previously held an interest, the Borrower or Parent shall (x) notify the Lender of such acquisition, and (y) if requested by the Lender within thirty (30) days of such notice, provide to the Lender a report or reports in form, scope and detail reasonably acceptable to the Lender from environmental engineering firms reasonably acceptable to the Lender, which report or reports shall set forth the results of a Phase I environmental review of such assets.
     6.14 Security.
     (a) The Obligations shall be secured by second priority Liens (subject only to Permitted Encumbrances and Immaterial Title Deficiencies) covering and encumbering (i) Mineral Interests owned by the Credit Parties constituting not less than 80% of the Recognized Value of all Proved Mineral Interests then owned by the Credit Parties included in the then-current Borrowing Base, (ii) all of the issued and outstanding Equity Interests in the Borrower, (iii) all of the issued and outstanding Equity Interests directly owned by the Borrower in each existing and future (x) Domestic Restricted Subsidiary of the Borrower and (y) to the extent no material adverse tax consequences would result, Foreign Restricted Subsidiary of the Borrower, and (iv) all of the issued and outstanding Equity Interests directly owned by each First Tier Restricted Subsidiary in each existing and future (x) Domestic Restricted Subsidiary of such First Tier Restricted Subsidiary and (y) to the extent to material adverse tax consequences would result, Foreign Restricted Subsidiary of such First Tier Restricted Subsidiary. The Borrower and Parent hereby consent and authorize the Lender, and its agents, to file any and all necessary financing statements under the Uniform Commercial Code (as in effect in the State of New York from time to time) assignments or continuation statements as necessary from time to time (in the Lender’s discretion) to perfect (or continue perfection of) the Liens granted pursuant to the Loan Documents.

     (b) On the Closing Date and on or before each Redetermination Date after the Closing Date, and at such other times as the Lender shall reasonably request, the Borrower and Parent shall, and shall cause each other Credit Party that owns Borrowing Base Properties to, deliver to the Lender Mortgages duly executed by such Credit Party, together with such other assignments, conveyances, agreements and other writings as may be reasonably requested by the Lender, including, without limitation, UCC financing statements and/or amendments to financing statements as the Lender shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 6.14(a) with respect to Mineral Interests then held by such Credit Party which are not the subject of existing second priority, perfected Liens securing the Obligations as required by Section 6.14(a).
     (c) Promptly upon (i) the creation or acquisition by the Borrower of any Restricted Subsidiary, (ii) the creation or acquisition by any First Tier Restricted Subsidiary of any Restricted Subsidiary, or (iii) any Unrestricted Subsidiary becoming a Restricted Subsidiary, the Borrower or such First Tier Restricted Subsidiary (as applicable) shall execute and deliver to the Lender an addendum to the Pledge Agreement pursuant to which the Equity Interests owned by the Borrower or such First Tier Restricted Subsidiary in such Restricted Subsidiary shall be pledged to the Lender (to the extent no material adverse tax consequences would result therefrom), together with (i) to the extent such Equity Interests are certificated, at such times as permitted by the Subordination Agreement, all certificates (or other evidence acceptable to the Lender) evidencing such Equity Interests, which shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), and/or (ii) such UCC financing statements and/or amendments to financing statements as the Lender shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 6.14(a) in such Equity Interests.
     6.15 Title Opinions. At any time any Credit Party is required to execute and deliver Mortgages to the Lender pursuant to Section 6.14(a), to the extent requested by the Lender, the Borrower shall also deliver to the Lender (a) such evidence of title with respect to the Borrowing Base Properties subject to such Mortgages as the Lender shall reasonably deem necessary or appropriate to complete a review of title to such Borrowing Base Properties so that, after giving effect to such review, the Lender (or its counsel) shall have completed a review of title to Borrowing Base Properties representing not less than 75% of the Recognized Value of all Borrowing Base Properties at such time, and (b) opinions of counsel regarding the validity and perfection of the Liens created by such Mortgages.
     6.16 Guarantees. Payment and performance of the Obligations shall be fully guaranteed by (i) Parent (ii) each existing or hereafter created or acquired Domestic Restricted Subsidiary of the Borrower and each Unrestricted Subsidiary that becomes a Domestic Restricted Subsidiary of the Borrower and (iii) to the extent no material adverse consequences would result, each existing or hereafter created or acquired Foreign Restricted Subsidiary of the Borrower and each Unrestricted Subsidiary that becomes a Foreign Restricted Subsidiary of the Borrower, in each case pursuant to the Guaranty. Promptly upon the date of creation or acquisition by the Borrower or any of its Subsidiaries of any Domestic Restricted Subsidiary, or promptly upon any Unrestricted Subsidiary becoming a Domestic Restricted Subsidiary, the Borrower shall cause such Domestic Restricted Subsidiary to execute and deliver to the Lender a supplement to the Guaranty, whereby it shall become a Guarantor thereunder. Promptly upon the date of creation or acquisition by the Borrower or any of its Subsidiaries of any Foreign Restricted Subsidiary, or

promptly upon any Unrestricted Subsidiary becoming a Foreign Restricted Subsidiary, to the extent no material adverse tax consequences would result, the Borrower shall cause such Foreign Restricted Subsidiary to execute and deliver to the Lender a supplement to the Guaranty, whereby it shall become a Guarantor thereunder.
ARTICLE VII.
NEGATIVE COVENANTS
     The Borrower and Parent agree that, so long as there remains an Outstanding Amount:
     7.01 Incurrence of Debt. The Borrower and Parent will not, nor will the Borrower and/or Parent permit any other Credit Party to, incur, become or remain liable for any Debt other than: (a) the Obligations, (b) Senior Debt and Guarantees thereof, (c) other Debt under Hedge Transactions, provided, that such Hedge Transactions comply with the terms and provisions of this Agreement, including, without limitation, Section 7.10, (d) intercompany Debt between Credit Parties, and (e) Debt not otherwise permitted under this Section 7.01 in an aggregate principal amount outstanding at any time not to exceed $15,000,000.
     7.02 Restricted Payments. The Borrower and Parent will not, nor will the Borrower and/or Parent permit any other Credit Party to, directly or indirectly, declare or pay, or incur any liability to declare or pay, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of such action or would result therefrom and no Borrowing Base Deficiency exists (and by making any such Restricted Payment, the Borrower and Parent shall be deemed to have represented and warranted to the Lender that all conditions for making such Restricted Payment have been satisfied):
     (a) Parent may, after the IPO Effective Date, make quarterly cash distributions in accordance with the Partnership Agreement of Available Cash, as defined in the Partnership Agreement; and
     (b) the Borrower or any other Credit Party may retire, redeem or pay any part of the principal of any Debt of such Person at any time prior to the scheduled maturity of such Debt.
     7.03 Negative Pledge The Borrower and Parent will not, nor will the Borrower and/or Parent permit any other Credit Party to, create, assume or suffer to exist any Lien on any asset of any Credit Party other than Permitted Encumbrances and Immaterial Title Deficiencies.
     7.04 Consolidations and Mergers. The Borrower and Parent will not, nor will the Borrower and/or Parent permit any other Credit Party to, consolidate or merge with or into any other Person; provided that, so long as no Default or Event of Default exists or will result and all representations and warranties will be true and correct after giving effect thereto, (a) the Borrower may merge or consolidate with another Person (other than Parent) so long as the Borrower is the surviving entity, and (b) any wholly owned Restricted Subsidiary of the Borrower may merge or consolidate with or into any other Person so long as the Borrower, Parent or a wholly owned Restricted Subsidiary of the Borrower is the surviving entity.

     7.05 Dispositions. The Borrower and Parent will not, nor will the Borrower and/or Parent permit any other Credit Party to, sell, lease, transfer, abandon or otherwise dispose of any asset, other than:
     (a) dispositions of obsolete or worn out property or property that is no longer necessary or useful to the proper conduct of its business, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) within 180 days after such disposition the proceeds of such disposition are applied to the purchase price of such replacement equipment;
     (c) the sale in the ordinary course of business of Hydrocarbons produced from the Credit Parties’ Mineral Interests;
     (d) Asset Dispositions and other dispositions of Mineral Interests;
     (e) a disposition between Credit Parties;
     (f) dispositions of Equity Interests in Unrestricted Subsidiaries;
     (g) the creation of a Permitted Encumbrance;
     (h) the surrender or waiver of contract rights or the disposition, settlement, release or surrender of contract, tort or other claims of any kind;
     (i) any disposition of defaulted receivables that arose in the ordinary course of business for collection;
     (j) during each calendar year, a single transaction or series of related transactions that involve the disposition of assets (other than Mineral Interests or Debt of or Equity Interests in a Credit Party) with a fair market value of less than $3,000,000;
     (k) a Restricted Payment permitted by Section 7.02;
     (l) dispositions permitted by Section 7.04; and
     (m) an Investment permitted by Section 7.08.
     In no event will any Credit Party (other than the Borrower) sell, transfer or dispose of, or permit any other Credit Party (other than the Borrower) to sell, transfer or dispose of any capital stock of, or other equity interest in, any Restricted Subsidiary of the Borrower nor will the Borrower or Parent permit any Credit Party (other than Parent and the Borrower) to issue or sell any Equity Interest of a Credit Party (other than the Borrower) to any Person other than a Credit Party unless (i) in the case of a disposition, such disposition is otherwise permitted by this Section 7.05 and (ii) the remaining ownership in such Person, if any, would be an Investment permitted by Section 7.08.

     7.06 Amendments to Organization Documents; Other Material Agreements. The Borrower and Parent will not, nor will the Borrower and/or Parent permit any other Credit Party to, enter into or permit any material modification or amendment of, or waive any material right or obligation of any Person under, its Organization Documents if such modification, amendment or waiver could reasonably be expected to have a Material Adverse Effect.
     7.07 Use of Proceeds. The proceeds of the Borrowing will not be used for any purpose other than to partially finance the purchase price under the Acquisition Agreement. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, and none of such proceeds will be used in violation of applicable Law (including, without limitation, the Margin Regulations).
     7.08 Investments. The Borrower and Parent will not, nor will the Borrower and/or Parent permit any other Credit Party to, directly or indirectly, make or have outstanding any Investment other than:
     (a) Permitted Cash Equivalent Investments;
     (b) Investments in the Borrower or Investments in a Restricted Subsidiary that has provided a Guaranty and the Equity Interests of which have been pledged to the Lender to the extent required by Sections 6.14 and 6.16, or investments in a Person that will, upon the making of such Investment, become a wholly-owned Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all of its assets or a business unit to, the Borrower or any wholly-owned Restricted Subsidiary; provided that (i) the Borrower shall comply with Sections 6.14, 6.15 and 6.16, as applicable, (ii) no Default exists or will result therefrom, (iii) no Borrowing Base Deficiency exists and (iv) the primary business of such Person is a business described in Section 5.13.
     (c) Investments in the Borrower or any Restricted Subsidiary to the extent constituting a Guarantee permitted by Section 7.01;
     (d) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;
     (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
     (f) loans or advances to officers, directors and employees of Parent, the Borrower or any Restricted Subsidiary made in the ordinary course of business consistent with past practices of Parent and the Borrower or such Restricted Subsidiary;
     (g) Investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Parent, the Borrower or its Restricted

Subsidiaries; provided that Parent or the Borrower shall give the Lender prompt written notice in the event that the aggregate amount of all Investments held at any time under this Section 7.08(g) exceeds $1,000,000;
     (h) Investments in any Person where such Investment was acquired by Parent, the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Parent, the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Parent, the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and
     (i) Restricted Investments up to an aggregate amount under this Section 7.08(i) not to exceed $15,000,000 at any one time outstanding.
     7.09 Transactions with Affiliates. The Borrower and Parent will not, nor will the Borrower and/or Parent permit any other Credit Party to, engage in any transaction with an Affiliate unless such transaction is as favorable to such party as could be obtained in an arm’s length transaction with an unaffiliated Person; provided that this Section shall not apply to (i) transactions among Credit Parties, (ii) Investments permitted by Section 7.08(e) and (f), (iii) Restricted Investments permitted by Section 7.08(i), (iv) capital contributions made by any EAC Credit Party to Parent, the Borrower or any other Credit Party, (v) customary arrangements between any EAC Credit Party and any Credit Party relating to providing administrative or management services to such Credit Party and (vi) customary arrangements between any Credit Party and any Unrestricted Subsidiary relating to providing administrative or management services to such Unrestricted Subsidiary.
     7.10 Hedge Transactions. The Borrower and Parent will not, nor will the Borrower and/or Parent permit any other Credit Party to, enter into any Hedge Transactions other than (i) Oil and Gas Hedge Transactions that would not cause the volume of Hydrocarbons with respect to which a settlement payment is calculated under such Oil and Gas Hedge Transactions to exceed seventy-five percent (75%) of the Credit Parties’ anticipated production from Proved Producing Mineral Interests during the period from the immediately preceding settlement date (or the commencement of such Hedge Transaction if there is no prior settlement date) to such settlement date, (ii) the purchase of a floor or put that has the effect of setting a minimum commodity price for up to one hundred percent (100%) of such anticipated production from Proved Producing Mineral Interests (inclusive of any floor or put included in clause (i) of this Section 7.10), (iii) Hedge Transactions effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Hedge Transactions of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (iv) Hedge Transactions effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Hedge Transactions of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.

     7.11 Fiscal Year. The Borrower will not change its Fiscal Year.
     7.12 Change in Business. The Borrower will not, nor will the Borrower permit any other Credit Party to, be engaged, as its principal business, in any business other than the businesses described in Section 5.13 hereof. Parent will not engage in any business other than its ownership of the Borrower and activities incidental thereto.
     7.13 Financial Covenants.
     (a) Neither the Borrower nor Parent will permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.0 to 1.0 at the last day of each Fiscal Quarter, commencing March 31, 2007.
     (b) At the last day of each Fiscal Quarter, commencing June 30, 2007, neither the Borrower nor Parent will permit the ratio of (i) Consolidated EBITDA to (ii) the sum of (A) Consolidated Net Interest Expense plus (B) Letter of Credit Fees (accruing during the Fiscal Quarter ending on such date) to be less than 2.25 to 1, where such Consolidated EBITDA and Consolidated Net Interest Expense are calculated for (i) the one Fiscal Quarter ended June 30, 2007 times 4, (ii) for the two Fiscal Quarters ended September 30, 2007 times 2, (iii) the three Fiscal Quarters ended December 31, 2007 times 4/3rds, and (iv) the actual period of four consecutive (4) Fiscal Quarters ended on such date in the case of each Fiscal Quarter ended on or after March 31, 2008.
     (c) At the last day of each Fiscal Quarter, commencing June 30, 2007, neither the Borrower nor Parent will permit the ratio of Consolidated Funded Debt to Consolidated Adjusted EBITDA to be more than 3.85 to 1.00, where such Consolidated Adjusted EBITDA is calculated for (i) the one Fiscal Quarter ended June 30, 2007 times 4, (ii) for the two Fiscal Quarters ended September 30, 2007 times 2, (iii) the three Fiscal Quarters ended December 31, 2007 times 4/3rds, and (iv) the actual period of four consecutive (4) Fiscal Quarters ended on such date in the case of each Fiscal Quarter ended on or after March 31, 2008.
     7.14 Burdensome Agreements. The Borrower and Parent will not, nor will the Borrower and/or Parent permit any other Credit Party to, enter into any Material Agreement (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or otherwise to transfer property to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Debt of the Borrower or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except:
     (1) (A) provisions of the type described in clauses (a) and (b) contained in documents governing Senior Debt;
     (B) provisions of the type described in clauses (a) and (b) contained in documents governing any other Debt permitted by Section 7.01(c) and (d) that, taken as a whole, are no more restrictive than those contained in the Loan Documents; and

     (C) any customary encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to a merger agreement or an agreement entered into for the sale or disposition of all or substantially all the capital stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and
     (2) with respect to clause (a)(iii) only,
     (A) any such encumbrance or restriction consisting of customary nonassignment provisions (including provisions forbidding subletting or sublicensing) in leases governing leasehold interests and licenses to the extent such provisions restrict the transfer of the lease or license or the property leased, or licensed thereunder;
     (B) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale; and
     (C) restrictions in the instruments creating a Permitted Encumbrance described in clause (g), (i), (j), (l) or (n) of the definition of Permitted Encumbrances, limiting Liens on the property subject to such Permitted Encumbrance.
     7.15 Designation of Unrestricted Subsidiaries.
     (a) The Borrower will not designate any Subsidiary as an Unrestricted Subsidiary, unless:
     (i) neither such Subsidiary nor any of its Subsidiaries has any Debt except Non-Recourse Debt;
     (ii) neither such Subsidiary nor any of its Subsidiaries is a party to any agreement, arrangement, understanding or other transaction with the Borrower or any Restricted Subsidiary not permitted under Section 7.09;
     (iii) neither such Subsidiary nor any of its Subsidiaries is a Guarantor;
     (iv) neither such Subsidiary nor any of its Subsidiaries owns any Mineral Interests included in the Borrowing Base in effect at the time of such designation;
     (v) at the time of such designation and immediately after giving effect thereto, no Borrowing Base Deficiency shall exist and no Default shall have occurred and be continuing;
     (vi) at the time of such designation and immediately after giving effect thereto, the Borrower would have been in compliance with Section 7.13(b) and (c) on the last day of the most recently ended Fiscal Quarter of the Borrower had such Subsidiary been an Unrestricted Subsidiary on such day;
     (vii) neither such Subsidiary nor any of its Subsidiaries owns any Debt or Equity Interest of, or is the beneficiary of any Lien on any property of, the Borrower or any Restricted Subsidiary;

     (viii) promptly upon such designation, the Borrower delivers a certificate to the Lender certifying (A) the names of such Subsidiary and all of its Subsidiaries, and (B) that all applicable requirements of this Section 7.15 have been met for such designation; and
     (ix) the Investment represented by such designation is permitted under Section 7.08(i).
     (b) If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt of such Subsidiary shall be deemed to be incurred as of such date.
     (c) The Borrower will not permit any Unrestricted Subsidiary to acquire or create any Subsidiary of such Unrestricted Subsidiary unless such Subsidiary is designated as an Unrestricted Subsidiary in accordance with this Section 7.15; provided that clauses (vi) and (ix) of Section 7.15(a) shall not be conditions to such designation.
     (d) In the case of any designation by the Borrower of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of the Borrower in accordance with the provisions of this Agreement, such designation shall be deemed to have occurred for all purposes of this Agreement simultaneously with, and automatically upon, such person becoming a Subsidiary of the Borrower.
     (e) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, after giving effect to such designation, (i) no Default would exist, (ii) at the time of such designation and immediately after giving effect thereto, the Borrower would have been in compliance with Section 7.13(b) and (c) on the last day of the most recently ended Fiscal Quarter of the Borrower had such Subsidiary been a Restricted Subsidiary on such day and (iii) the Borrower complies with the requirements of Sections 6.14, 6.15 and 6.16.
ARTICLE VIII.
DEFAULTS
     8.01 Events of Default. If one or more of the following events (collectively “Events of Default” and individually an “Event of Default”) shall have occurred and be continuing:
     (a) the Borrower shall fail to pay when due any principal on the Loan;
     (b) (i) the Borrower shall fail to pay when due accrued interest on the Loan or any fees payable hereunder and such failure shall continue for a period of three (3) days following the due date or (ii) the Borrower shall fail to pay when due any other amount payable hereunder and such failure shall continue for a period of five (5) days following the due date;
     (c) the Borrower and/or Parent shall fail to observe or perform any covenant or agreement contained in Article VII of this Agreement;

     (d) any Credit Party shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Documents (other than those referenced in Sections 8.01(a), 8.01(b) or 8.01(c)) and such failure continues for a period of thirty (30) days after the earlier of (i) the date any Responsible Officer of any Credit Party acquires knowledge of such failure, or (ii) written notice of such failure has been given to any Credit Party by the Lender;
     (e) any representation, warranty, certification or statement made or deemed to have been made by any Credit Party in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made or confirmed;
     (f) any Credit Party shall fail to make any payment when due on any Debt (other than under the Senior Credit Agreement) of such Person in a principal amount equal to or greater than $3,000,000 or any other event or condition shall occur which (i) results in the acceleration of the maturity of any such Debt, or (ii) entitles the holder of such Debt to accelerate the maturity thereof; provided that this clause (f) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt;
     (g) the maturity of the Borrower’s Obligations under the Senior Credit Agreement is accelerated and such acceleration is not rescinded;
     (h) any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate, partnership or limited liability company action to authorize any of the foregoing;
     (i) an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy Laws as now or hereafter in effect;
     (j) one (1) or more final judgments or orders for the payment of money aggregating in excess of $3,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against any Credit Party and such judgment or order shall continue unsatisfied and unstayed for thirty (30) days;
     (k) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower-Related

Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $3,000,000, or (ii) any Borrower-Related Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $3,000,000;
     (l) this Agreement or any other Loan Document shall, except to the extent permitted by the terms hereof or thereof, cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Credit Party, or any Credit Party shall deny that it has any further liability or obligation under any of the Loan Documents to which it is a party, or any Lien created by the Loan Documents shall for any reason (other than the release thereof in accordance with the Loan Documents) cease to be a valid, second priority, perfected Lien (subject to Liens permitted by Section 7.03) upon any of the collateral purported to be covered thereby; provided that no Event of Default shall occur under this clause (k) if any Lien created under a Mortgage ceases to be a valid, second priority, perfected Lien on any Mineral Interests covered thereby so long as, after giving effect thereto, the Obligations are secured by valid, second priority, perfected Liens (subject to Liens permitted by Section 7.03) covering and encumbrancing Mineral Interests owned by the Credit Parties representing not less than 80% of the Recognized Value of all Proved Mineral Interests then owned by the Credit Parties included in the then-current Borrowing Base; or
     (m) a Change of Control shall occur.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may, subject to the provisions of the Subordination Agreement, take any or all of the following actions:
     (a) declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (b) exercise all rights and remedies available to it under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III) payable to the Lender;

     Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan and other Obligations;
     Third, to payment of that portion of the Obligations constituting unpaid principal of the Loan; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent indemnification obligations), to the Borrower or as otherwise required by Law.
ARTICLE IX.
RESERVED
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Credit Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone or e-mail shall be made to the applicable telephone number or e-mail address, as follows: if to the Borrower, Parent, or the Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Reserved.
     (d) Change of Address, Etc. Each of the Borrower, Parent and the Lender may change its address, telecopier or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
     (e) Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower or Parent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), and shall pay all fees and time charges for attorneys who may be employees of the Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loan made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

     (b) Indemnification by the Borrower. The Borrower shall indemnify the Lender and the Related Parties of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reserved.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the parties hereto shall not assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the replacement of the Lender and the repayment, satisfaction or discharge of all the Obligations.

     10.05 Payments Set Aside To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except to an eligible assignee in accordance with the provisions of subsection (b) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by the Lender. The Lender may at any time assign to an eligible assignee all, and no less than all, of its rights and obligations under this Agreement (including all, and no less than all, of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Reserved.
     (ii) Reserved.
     (iii) Required Consents. The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is to an Affiliate of the Lender.
     (iv) Assignment and Assumption. The parties to each assignment shall execute an Assignment and Assumption.
     (v) Reserved.
From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall be released from its obligations under this Agreement and shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this subsection shall be null and void.
     (c) Reserved.
     (d) Reserved.
     (e) Reserved.
     (f) Reserved.
     (g) Reserved.
     (h) Reserved.
     (i) Reserved.
     10.07 Reserved.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by the Subordination Agreement and by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or Parent against any and all of the obligations of the Borrower or Parent now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or Parent may be contingent or unmatured. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Reserved.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND PARENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN

SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR PARENT OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH OF THE BORROWER AND PARENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 Reserved.
     10.17 Time of the Essence. Time is of the essence of the Loan Documents.

     10.18 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENCORE ENERGY PARTNERS OPERATING LLC

By:	/s/ Robert C. Reeves

Name:	Robert C. Reeves
Title:	Senior Vice President, Chief Financial
Officer, Treasurer and Secretary

ENCORE ENERGY PARTNERS LP

By:	Encore Energy Partners GP LLC, its sole general partner

By	: /s/ Robert C. Reeves

Name: Robert C. Reeves
Title: Senior Vice President, Chief
Financial Officer and Treasurer

S - 1

EAP OPERATING, INC.,
as the Lender

By:	/s/ Jon S. Brumley

Name:	Jon S. Brumley
Title:	/s/ President and Chief Executive Officer

S - 2

EXHIBIT A
FORM OF LOAN NOTICE
Date:                     ,
To: EAP Operating, Inc., as the Lender
Ladies and Gentlemen:
     Reference is made to that certain Subordinated Credit Agreement, dated as of March 7, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Encore Energy Partners Operating LLC, a Delaware limited liability company (the “Borrower”), Encore Energy Partners LP, a Delaware limited partnership, and EAP Operating, Inc., a Delaware corporation, as the Lender.
The undersigned hereby requests (select one):
☐	The Borrowing of the Loan ☐ A conversion or continuation of the Loan
1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of a . [Specify a Eurodollar Rate Loan or a Base Rate Loan]

4.	For a Eurodollar Rate Loan: with an Interest Period of months.

ENCORE ENERGY PARTNERS OPERATING LLC

By:

Name:

Title:

A -1
Form of Loan Notice

EXHIBIT B
FORM OF NOTE
_____________________
     FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                          or its permitted assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Loan made by the Lender to the Borrower under that certain Subordinated Credit Agreement, dated as of March 7, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, Encore Energy Partners LP and the Lender.
     The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date of the Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is the Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured as set forth in the Agreement. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Loan made by the Lender shall be evidenced by loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loan, payments with respect thereto and amounts of Interest Paid In Kind.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
 B — 1
Form of Note

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ENCORE ENERGY PARTNERS OPERATING LLC

By:

Name:

Title:

 B — 2
Form of Note

THE LOAN AND PAYMENTS WITH RESPECT THERETO

		Amount of		Amount of
		Loan Made		Principal or	Outstanding
		or Interest	End of	Interest	Principal
	Type of	Paid in	Interest	Paid This	Balance	Notation
Date	Loan Made	Kind	Period	Date	This Date	Made By

 B — 3
Form of Note

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:________,
To:            EAP Operating, Inc., as the Lender
Ladies and Gentlemen:
     Reference is made to that certain Subordinated Credit Agreement, dated as of March 7, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Encore Energy Partners Operating LLC, a Delaware limited liability company (the “Borrower”), Encore Energy Partners LP, a Delaware limited partnership (“Parent”), and EAP Operating, Inc., as the Lender.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                              of General Partner, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of Parent, and that:
[Use following paragraph 1 for Fiscal Year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end financial statements required by Section 6.01(a) of the Agreement for the Fiscal Year of Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for Fiscal Quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the Fiscal Quarter of Parent ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of Parent, the Borrower and its Restricted Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Parent and the Borrower during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
C — 1
Form of Compliance Certificate

[select one:]
     [as of the date hereof, no Default has occurred and is continuing]
- or -
     [the following is a list of each Default that has occurred and is continuing as of the date hereof, along with a description of its nature and status, and the action which the Borrower and/or Parent are taking or propose to take with respect thereto:]
     4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
     5. As of the date of this Certificate, on a net basis there [are / are no] gas imbalances, take or pay or other prepayments with respect to any of the Borrower’s and its Restricted Subsidiaries’ Mineral Interests which would require the Borrower or any of its Restricted Subsidiaries to deliver, in the aggregate, five percent (5%) or more of the monthly production of Hydrocarbons produced from such Mineral Interests at some future time without then or thereafter receiving full payment therefor. [If there are such gas imbalances, take or pay or other prepayments, set forth the amount, on a net basis, of gas imbalances, take or pay or other prepayments with respect to any of the Borrower’s and its Restricted Subsidiaries’ Mineral Interests:]
     6. The following is a summary of the Hedge Transactions to which each Credit Party is a party as of the date of this Certificate:                                                             .
C — 2
Form of Compliance Certificate

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ___,___.

ENCORE ENERGY PARTNERS LP

By: Encore Energy Partners GP LLC, its sole general partner

By:

Name:

Title:

C — 3
Form of Compliance Certificate

For the Fiscal Quarter/Fiscal Year ended                                          (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate ($ in 000’s)

I. Section 7.13(a) — Minimum Current Ratio.
A. Consolidated Current Assets at Statement Date	$
B. Consolidated Current Liabilities at Statement Date:	$
C. Current Ratio ((Line I.A) / (Line I.B)):	___ to 1.0
Minimum required	1.0 to 1.0
II. Section 7.13(b) — Consolidated Interest Coverage Ratio.
A. Consolidated EBITDA for four consecutive Fiscal Quarters ending on above date (“Subject Period”):
1. Consolidated Net Income for Subject Period:	$
2. Consolidated Interest Charges for Subject Period:	$
3. Provision for income taxes for Subject Period:	$
4. Depreciation expenses for Subject Period:	$
5. Amortization expenses for Subject Period:	$
6. Exploration Expenses for Subject Period	$
7. Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$
8. Income tax credits for Subject Period:	$
9. Non-cash additions to Consolidated Net Income for Subject Period:	$
10. Consolidated EBITDA (Lines II.A.1 + 2 + 3 + 4 + 5 + 6 + 7 - 8 - 9):	$
B. Consolidated Net Interest Expense for Subject Period:	$
C. Letter of Credit Fees for Subject Period:	$
D. Consolidated Interest Coverage Ratio ((Line II.A.8 ) / (Line II.B + Line II.C)):	___ to 1.0
Minimum required	2.25 to 1.0
III. Section 7.13(c) — Maximum Leverage Ratio	$
A. Consolidated Funded Debt at Statement Date	$
B. Consolidated Adjusted EBITDA for four consecutive Fiscal Quarters ending on Statement Date (“Subject
C — 4
Form of Compliance Certificate

Period”) (Line II.A.10, but giving pro forma effect to any Material Adjustment Event during the Subject Period, as set forth in the definition of “Consolidated Adjusted EBITDA”):
C. Leverage Ratio ((Line III.A ) / (Line III.B)):	to 1.0
Maximum permitted	3.85 to 1.00
C — 5
Form of Compliance Certificate

For the Fiscal Quarter/Fiscal Year ended                                         (“Statement Date”)
SCHEDULE 3
to the Compliance Certificate
($ in 000’s)
Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Twelve
	Quarter	Quarter	Quarter	Quarter	Months
Consolidated	Ended	Ended	Ended	Ended	Ended
EBITDA

Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ exploration expense
+ non-recurring non-cash expenses
- income tax credits
- non-cash income
= Consolidated EBITDA
C — 6
Form of Compliance Certificate

EXHIBIT D
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date set forth below (i) all of the Assignor’s rights and obligations as the Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as the Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor:

2.	Assignee: [and is an Affiliate of the Lender]

3.	Credit Agreement: Subordinated Credit Agreement, dated as of March 7, 2007, among Encore Energy Partners Operating LLC, a Delaware limited liability company, Encore Energy Partners LP, a Delaware limited partnership, and EAP Operating, Inc., a Delaware corporation, as the Lender
D — 1
Form of Assignment and Assumption

Effective Date: __________________, 20__
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Title:
[Consented to:]*
[ENCORE ENERGY PARTNERS OPERATING LLC]

By:

Title:

*	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.
D — 2
Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
SUBORDINATED CREDIT AGREEMENT
dated as of March 7, 2007, among Encore Energy Partners Operating LLC, a Delaware limited liability company, Encore Energy Partners LP, a Delaware limited partnership, and EAP Operating, Inc., a
Delaware corporation, as the Lender (“Credit Agreement”)
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become the Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as the Lender thereunder and shall have the obligations of the Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Lender and (b) agrees that (i) it will, independently and without reliance on the Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as the Lender.
     2. Payments. From and after the Effective Date, (a) the Assignor shall (i) retain for its own account payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) which have accrued to but excluding the Effective Date and
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Form of Assignment and Assumption

(ii) make such payments to the Assignee for amounts which have accrued from and after the Effective Date and (b) the Assignee shall (i) make such payments to the Assignor for amounts which have accrued to but excluding the Effective Date and (ii) retain for its own account such payments for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
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Form of Assignment and Assumption

EXHIBIT E
FORM OF GUARANTY
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Form of Guaranty

EXHIBIT F
FORM OF PLEDGE AGREEMENT
Form of Pledge Agreement
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